Exhibit 99.1

January 29, 2019

Franklin Financial Reports 2018 Earnings; Declares Dividend

(Chambersburg, PA)  Franklin Financial Services Corporation, the bank holding company of F&M Trust, reported consolidated earnings of $3.8 million ($0.86 per diluted share) for the fourth quarter ended December 31, 2018, as compared to third quarter 2018 earnings of $4.0 million ($0.91 per diluted share) and a net loss of $7.3 million (-$1.67 per diluted share) for the fourth quarter ended December 31, 2017. Net income for 2018 was $6.1 million ($1.39 per diluted share) after a $10.0 million provision for loan loss expense incurred due to impairment charges on a loan participation that was initially reported in our current report on Form 8-K filed May 31, 2018. In addition, a $2.4 million non-interest expense was recorded to establish a reserve for existing off-balance sheet commitments related to the loan participation. Results for 2018 represent an increase of 181.5% over net income for 2017 of $2.2 million ($0.50 per diluted share). As previously reported, the results for the fourth quarter of 2017 and 2017 year were negatively affected by a $10 million pre-tax expense related to the accrual for a legal settlement and additional tax expense of $2.3 million due to the remeasurement of net deferred tax assets (DTA).

Compared to the fourth quarter of 2017, net interest income increased 8.9% in the fourth quarter of 2018. For the year ended 2018, net interest income increased 8.7% and the net interest margin increased six basis points to 3.78%. The provision for loan loss expense was $375 thousand for the fourth quarter of 2018, an increase of $125 thousand over the prior quarter and fourth quarter of 2017. Year-over-year, the provision for loan loss expense increased by $9.3 million due to the loan participation previously mentioned. Noninterest income remained stable for the fourth quarter of 2018 as compared to the third quarter of 2018 at $3.1 million and increased year-over-year by 3.6% primarily from additional Investment and Trust Services fees and debit card income. Noninterest expense for the quarter and year-to-date period decreased when compared to the fourth quarter of 2017 and previous year-to-date period, which were affected by the aforementioned legal settlement accrual, from $18.8 million to $9.0 million and from $43.2 million and $37.4 million respectively.

Total assets at December 31, 2018 were $1.2 billion, a 2.5% increase when compared with total assets at December 31, 2017. Net loans increased 3.1% to $961.0 million, and total deposits increased 3.4% to $1.1 billion for the fourth quarter of 2018 from the same period last year. Additionally, the market value of assets under management and held at third-party brokers decreased 4.5% to $807.0 million ($684.8 million and $122.2 million, respectively) due primarily to the broad drop in equity markets.

On January 11, 2019, the Board of Directors of Franklin Financial Services Corporation declared a $0.27 per share regular quarterly cash dividend for the first quarter of 2019. This compares favorably to a $0.24 per share regular quarterly cash dividend for the first quarter of 2018, representing a 12.5% increase. The regular quarterly cash dividend will be paid on February 27, 2019 to shareholders of record at the close of business on February 1, 2019.

“The Board of Directors and the entire team at F&M Trust are pleased to provide our shareholders with increased dividend returns on their investment due to our strong capital position and another year of robust core performance,” said Timothy G. Henry, President and CEO. “While the bank has experienced two significant loss events in the last two years, we believe that they are isolated events and we look forward to executing our strategic initiatives in 2019, including those reported in our Form 8-K filing in December, to profitably grow the bank and build long-term shareholder value.”

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of more than $1.2 billion. Its wholly-owned subsidiary, F&M Trust, has twenty-two community banking locations in Franklin, Cumberland, Fulton and Huntingdon Counties. Franklin Financial stock is trading on the OTCQX® marketplace of the OTC Markets under the symbol FRAF. Please visit our website for more information, www.franklinfin.com.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company's consolidated financial statements when filed with the Securities and Exchange Commission ("SEC"). Accordingly, the financial information in this announcement is subject to change.

Certain statements appearing herein which are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements refer to a future period or periods, reflecting management’s current views as to likely future developments, and use words “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” or similar terms.  Because forward-looking statements involve certain risks, uncertainties and other factors over which Franklin Financial Services Corporation has no direct control, actual results could differ materially from those contemplated in such statements.  These factors include (but are not limited to) the following: general economic conditions, changes in interest rates, changes in the Corporation’s cost of funds, changes in government monetary policy, changes in government regulation and taxation of financial institutions, changes in the rate of inflation, changes in technology, the intensification of competition within the Corporation’s market area, and other similar factors.

We caution readers not to place undue reliance on these forward-looking statements. They only reflect management’s analysis as of this date. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time to time with the SEC, including the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and any Current Reports on Form 8-K.

FRANKLIN FINANCIAL SERVICES CORPORATION
Financial Highlights (Unaudited)

Earnings Performance (1)	For the Three Months Ended					For the Twelve Months Ended
(Dollars in thousands, except per share data)	12/31/2018	9/30/2018	6/30/2018	3/31/2018	12/31/2017	2018	2017	% Change

Interest income	$11,849	$11,477	$11,053	$10,488	$10,339	$44,868	$39,885	12.5
Interest expense	1,343	1,122	954	795	691	4,214	2,491	69.2
Net interest income	10,506	10,355	10,099	9,693	9,648	40,564	37,394	8.7
Provision for loan losses	375	250	9,329	200	250	9,954	670	1385.7
Noninterest income	3,140	3,120	3,221	3,148	3,137	12,629	12,189	3.6
Noninterest expense	8,961	8,571	11,188	8,648	18,750	37,369	43,172	(13.4)
Income (loss) before income taxes	4,310	4,654	(6,997)	3,993	(6,215)	5,960	5,741	3.8
Income taxes	506	654	(1,816)	491	1,048	(165)	3,565	(104.6)
Net income (loss)	$3,804	$4,000	$(5,181)	$3,502	$(7,263)	$6,125	$2,176	181.5

Diluted earnings (loss) per share	$0.86	$0.91	$(1.18)	$0.80	$(1.67)	$1.39	$0.50	178.0
Regular cash dividends declared	$0.27	$0.27	$0.27	$0.24	$0.24	$1.05	$0.93	12.9
(1) Due to rounding, the sum of the quarters may not equal the amount reported for the year

Balance Sheet Highlights (as of)	12/31/2018	9/30/2018	6/30/2018	3/31/2018	12/31/2017
Total assets	$1,209,587	$1,194,624	$1,177,541	$1,168,542	$1,179,813
Investment and equity securities	131,846	125,786	128,302	133,732	127,336
Loans, net	960,960	958,457	954,814	930,664	931,908
Deposits	1,082,629	1,071,857	1,057,680	1,034,461	1,047,181
Shareholders' equity	118,396	114,028	111,172	117,124	115,144

Trust assets under management (fair value)	684,825	737,102	695,860	684,648	686,941
Assets under management at third party brokers (fair value)	122,213	134,267	134,366	152,728	158,145

Performance Ratios (as of or for the YTD period ended)	12/31/2018	9/30/2018	6/30/2018	3/31/2018	12/31/2017
Return on average assets	0.52%	0.26%	-0.29%	1.21%	0.19%
Return on average equity	5.34%	2.70%	-2.89%	12.17%	1.80%
Book value, per share	$26.85	$25.93	$25.36	$26.83	$26.44
Market value, per share	$31.50	$34.77	$34.25	$36.54	$37.36
Market value/book value ratio	117.32%	134.09%	135.06%	136.19%	141.30%
Price/earnings multiple	22.66	48.97	N/A	11.42	74.72
Current quarter dividend yield*	3.43%	3.11%	3.15%	2.63%	2.49%
Dividend payout ratio year-to-date	75.07%	146.92%	-132.58%	29.84%	185.25%
Net interest margin	3.78%	3.77%	3.75%	3.72%	3.72%
Nonperforming loans / gross loans	0.27%	0.58%	0.59%	0.29%	0.28%
Nonperforming assets / total assets	0.44%	0.70%	0.71%	0.46%	0.45%
Allowance for loan loss / loans	1.28%	1.29%	1.29%	1.27%	1.25%
Net loans charged-off (recoveries)/average loans	0.97%	1.23%	1.82%	0.00%	-0.01%

* Annualized